Exhibit 99.2

Prepared Remarks from Conference Call

Good morning, ladies and gentlemen.

This is Dave Bosher, vice president and treasurer of Cadmus. I want to welcome you to our conference call today and to thank you for taking time to join us for a review of Cadmus' financial results for the fourth quarter and fiscal year ended June 30, 1996. I am joined on today's conference call by Bruce Thomas, vice president and chief financial officer of Cadmus. I will begin this call with a brief review of the fourth quarter results, and will then turn the session open to any questions that you may have.

We announced this morning that Cadmus recorded net income of $1.5 million or $0.19 per share, for the fourth quarter of fiscal 1996 compared to $0.43 recorded in the same period of fiscal 1995. Average shares outstanding were 8,027,000 in the fourth quarter, up from 6,235,000 in the fourth quarter of 1996. For the year, net income before extraordinary item was $6.5 million, or $0.87 per share, compared to $7.5 million, or $1.21 per share in fiscal 1995.

Clearly we are not satisfied with these results. This morning, however, we want to spend a little more time than normal to make three key points. First, although overall results are not what we want or need them to be, there are aspects of Cadmus that are performing quite well and have significant opportunity for further growth and improvement. Second, the costs control and profitability improvement steps we took in April began to take effect during the quarter and we have seen consistent improvement in our operating performance month over month throughout the quarter. Finally, we believe that these improvements will continue into our first quarter and throughout fiscal 1997 and that Cadmus is in the process of returning to higher and acceptable levels of profitability.

Let me now discuss in some additional detail our fourth quarter and fiscal 1996 results. First, let's look at sales. Cadmus consolidated sales advanced 19% in the fourth quarter. Adjusted for acquisitions in 1996, fourth quarter sales grew 3.4%. The relatively low sales growth was primarily attributable to continued softness in our marketing group, particularly direct marketing, in our promotional printing product line, and in our publishing group. Direct marketing sales advanced 18% in the quarter due to the inclusion of two direct marketing operations acquired during the year. Exclusive of acquisitions, however, direct marketing sales declined 8% as the business experienced reduced revenues from existing accounts and slower than anticipated new business acquisition as it continued to transition from a project-based sales strategy to more stable account-based relationships. Promotional printing sales continued to come under pressure in all of our markets, declining 8% from 1995 levels. Finally, publishing revenues declined by 1% in the fourth quarter as a result of continued softness in the hobby and trading card collectibles markets.

On a positive note, our high-margin financial communications and specialty packaging product lines both registered continued strong gains in the fourth quarter. Financial communications sales rose 33% in the fourth quarter, driven by strong growth in mutual fund related business and full-service contracts with financial institutions. Specialty packaging sales surged 25% in the quarter driven by new contracts with UPS and increased business with SaraLee/Hanes and Lotus. Point-of-sale revenues rebounded to $10 million for the fourth quarter from only $7 million in the third quarter. This was due to solid gains in a number of existing accounts, such as Hardees, Delta Airlines, Holiday Inn, and Guinness., as well as sales from Coldwell Banker. Finally, Cadmus Technology Solutions, formerly known as the Software Factory, which we acquired last November, continued to grow nicely and profitably, registering sales of just over $3.6 million. This equated to a $14.5 million annual pace, well above the $11.8 million they recorded in the year prior to our acquisition.

We had some customer losses and some customer gains in the quarter. We have been notified by HFS that they will be terminating our relationship with Coldwell Banker in mid-October of this year. We also terminated our relationship with Adams Trade Press, a relatively recent addition to our magazine customer base. On the other hand, we have obtained new relationships with several very attractive clients, including Denny's restaurants, ITT/Hilton, American Power Conversion, Advance Auto Parts, Chick-Fil-A, and First Union National Bank. We believe the net effect of these gains and losses will not materially affect our projected 1997 results.

Next, gross margins. Gross margins rebounded in the fourth quarter from depressed levels of the third quarter. Fourth quarter gross margins were 22.9% versus 21.1% in our third quarter, but still well below the 26.1% recorded last year. Gross margins continued to be adversely impacted by inefficiencies and excess capacity at our Byrd, Richmond Airport and Baltimore manufacturing plants. In addition , gross margins were further negatively affected by declines in direct marketing revenues and changes in its product mix. Again, however, there is good news. Our Charlotte and Easton manufacturing facilities continue to operate very efficiently and profitably. In addition, our point of sale product line rebounded nicely to more normal operating margins and Cadmus Technology Solutions continued to perform at excellent margin levels. Finally, we saw efficiency and gross margin improvement each month during the quarter, as May was improved from April, and June showed good improvement over May's results.

Finally, SG&A expenses continued to decline as a percent of sales, falling to 18.2% of sales compared to 18.9% last year. This decline was achieved despite continued expenditures related to our unification process and related initiatives such as Cadmus Way Training and ISO 9000 certification. These expenses should abate in the coming quarters and we look for this ratio to continue to decline further throughout fiscal 1997.

For the 41 days we have owned them, The Lancaster Information Group added $6.9 million in sales in the quarter, in-line with our expectations. The business was marginally accretive to fourth quarter EPS and is expected to contribute materially to Cadmus' 1997 results.

As I indicated earlier, we are far from satisfied with these results. However, we believe the results indicate several tangible reasons for optimism. First, these results represent a significant improvement over third quarter EPS of $0.09 per share. Second, as we noted in our press release, we saw steady improvement in profitability each month during the quarter, with June being our strongest month in calendar 1996. Third, the cost and profitability improvement actions that we took in late April had a tangible and material impact on our operating results for May and June, a trend which we expect will continue into throughout fiscal 1997. Fourth, we have completed an organizational realignment, creating a Periodical Group to further leverage our journal business and improve journal-related manufacturing efficiencies, and a Graphic Communications Group, to bring together all of the businesses and resources required to effect and deliver the full service offerings our customers increasingly are demanding. Finally, we have added Steve Isaac, a nationally-recognized marketing executive, to lead our Marketing Group. Steve already has had an impact on our marketing businesses and we believe that he will accelerate the growth and enhance the profitability of this strategically vital business group.

We believe that Cadmus is, as we said in our press release, "strategically well-positioned and operationally sound." Perhaps more importantly, we believe that we have taken the actions required to put us back on track and to return to acceptable levels of profitability. We expect to see our trend toward improved operating performance continue into 1997. Throughout this period of earnings disappointment, we have "stayed the course." We have completed a highly strategic organizational transformation. We have repositioned and redirected our business. We have brought in the leaders and created the infrastructure to take Cadmus to the next level. And now, perhaps most importantly, we are beginning to see signs that these investments are translating into restored and improved profitability and operating performance.

We are not entirely back on track and moving forward at full speed. We have, however, begun to see signs that we are building momentum and moving toward a complete recovery.

One small public service announcement, before we turn it over to Q&A. For the first time in a good while, we are making some forward looking statements regarding Cadmus and our operating performance. These statements, under the Private Securities Litigation Reform Act of 1995, are subject to the risks and uncertainties set forth in the cautionary statement contained in our press release.

Thank you for your patience during these somewhat longer than customary remarks. At this point, I'd like to open it up to your questions.